Exhibit 99.1

Contact:

AtriCure, Inc.

Julie A. Piton

Vice President and Chief Financial Officer

(513) 755-4561

jpiton@atricure.com

AtriCure Reports Fourth Quarter and Full Year 2008 Financial Results

Highlights

•	2008 revenues of $55.3 million – up 14% over 2007

•	2008 minimally invasive product revenues of $19.8 million – up 38%

•	2008 international revenues of $8.3 million – up 27%

•	25 patients enrolled to-date in EXCLUDE clinical trial

WEST CHESTER, Ohio – February 19, 2009 – AtriCure, Inc. (Nasdaq: ATRC), a medical device company and a leader in cardiac surgical ablation systems, today announced revenues for 2008 of $55.3 million and quarterly revenues of $12.1 million for its fourth quarter 2008. The net loss per share for 2008 improved 14.3% to $0.72.

“As anticipated, the fourth quarter of 2008 presented several challenges which we intend to manage and rise above. We believe there is a building body of evidence that affirms the power of our strategic plan and validates our investment thesis. We remain focused and committed to the execution of our strategic priorities which include the expansion of our leadership position through product innovation, receiving atrial fibrillation approvals from the Food and Drug Administration and achieving sustainable profitability,” said David J. Drachman, President and Chief Executive Officer. “In support of our steadfast commitment to achieve profitability, we have implemented several workforce actions which resulted in a savings to our current cost structure of approximately $7 million.”

2008 Financial Results

Revenues for 2008 were $55.3 million, a 14.4% increase over 2007 revenues of $48.3 million. Revenues from domestic open-heart products were consistent with 2007 at $27.1 million. Revenues from domestic minimally invasive products were $19.8 million, representing a 37.6% increase over 2007 revenues of $14.4 million. International revenues grew to $8.3 million, a 26.5% increase over 2007 revenues of $6.6 million.

Gross profit for 2008 was $42.0 million and gross margin was 76.1%, compared to gross profit of $38.2 million and gross margin of 79.0% for 2007. The decrease in gross margin was primarily due to the introduction of new, lower gross margin products, including capital equipment, and an increased mix of international revenues. Operating expenses were $53.0 million for 2008 as compared with $50.7 million for 2007. The increase in operating expenses was primarily due to an increase in sales and marketing expenses, an increase in share-based compensation and employee separation costs, partially offset by reduced general administrative costs.

Excluding fourth quarter 2008 employee separation related costs of $1.0 million, operating expenses were $52.0 million, a 2.6% increase over 2007. The net loss for 2008 improved 9.6% to $10.2 million as compared to $11.3 million for 2007. Net loss per share was $0.72 for 2008 as compared with a net loss per share of $0.84 for 2007.

Cash and restricted cash less total debt was $11.4 million at December 31, 2008, a decrease of $0.8 million as compared to September 30, 2008.

Fourth Quarter 2008 Financial Results

Revenues for the fourth quarter of 2008 were $12.1 million, an 8.3% decrease as compared with fourth quarter 2007 revenues of $13.2 million. Revenues from domestic open-heart products were $6.0 million and revenues from domestic minimally invasive products were $4.0 million. International revenues were $2.0 million for the fourth quarter of 2008.

Gross profit for the fourth quarter of 2008 was $9.0 million and gross margin was 74.3%, compared to gross profit of $10.5 million and a gross margin of 80.1% for the fourth quarter of 2007. The decline in gross margin was primarily due to lower product margins associated with new products and an increased mix of international sales and non-recurring valuation adjustments. Operating expenses were $12.4 million for the fourth quarter of 2008, an increase of $0.3 million as compared with fourth quarter 2007 operating expenses of $12.2 million. Fourth quarter operating expenses included approximately $1.0 million in employee separation related expenses.

The net loss for the fourth quarter of 2008 was $3.2 million as compared to $1.6 million for the fourth quarter of 2007. Net loss per share was $0.22 as compared to the fourth quarter 2007 net loss per share of $0.11.

EXCLUDE Clinical Trial

EXCLUDE, a clinical trial in support of a 510(k) filing for AtriCure’s left atrial appendage exclusion system, was initiated during the quarter. To-date, 25 patients have enrolled in the trial and we anticipate full enrollment during the third quarter of 2009. “We are encouraged by the trial’s enrollment and look forward to approval from the Food and Drug Administration for this key innovation which represents an exciting new growth platform,” said David J. Drachman.

Conference Call

AtriCure will host a conference call at 10:00 a.m. Eastern Time on Thursday, February 19, 2009 to discuss its fourth quarter and full year 2008 financial results. A live web cast of the conference call will be available online from the investor relations page of AtriCure’s corporate web site at www.atricure.com.

Pre-registration is available for this call at the following URL:

https://www.theconferencingservice.com/prereg/key.process?key=PBEURJXKW

Pre-registering is recommended and only takes a few moments. You may pre-register at any time, including up to and after the call start time. Alternatively, if you prefer being placed into the call by an operator, please call 888-679-8018 for domestic callers and 617-213-4845 for international callers at least 15 minutes prior to the call start time and use reservation number 85153861.

The web cast will remain available on AtriCure’s web site through March 19, 2009. A telephonic replay of the call will also be available until March 19, 2009. The replay dial-in numbers are 888-286-8010 for domestic callers and 617-801-6888 for international callers. Please use reservation code 74400223.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company and a leader in developing, manufacturing and selling innovative cardiac surgical ablation systems designed to create precise lesions, or scars, in cardiac, or heart, tissue. Medical journals have described the adoption by leading cardiothoracic surgeons of the AtriCure Isolator® bipolar ablation system as a treatment alternative during open-heart surgical procedures to create lesions in cardiac tissue to block the abnormal electrical impulses that cause atrial fibrillation, or AF, a rapid, irregular quivering of the upper chambers of the heart. Additionally, medical journals and leading cardiothoracic surgeons have described the AtriCure Isolator® system as a promising treatment alternative for patients who may be candidates for sole-therapy minimally invasive procedures. AF affects more than 5.5 million people worldwide and predisposes them to a five-fold increased risk of stroke. The FDA has cleared the AtriCure Isolator® system, including its Isolator SynergyTM ablation clamps, and AtriCure’s multifunctional pen and CoolrailTM linear ablation device, for the ablation, or destruction, of cardiac tissue during surgical procedures. Additionally, the FDA has cleared AtriCure’s multifunctional pen for temporary pacing, sensing, stimulating and recording during the evaluation of cardiac arrhythmias. To date, the FDA has not cleared or approved AtriCure’s products for the treatment of AF. AtriCure’s left atrial appendage clip system has not been approved for commercial use.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates, other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation (including the purported class action lawsuit) or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenues	$12,066,363	$13,151,615	$55,257,023	$48,309,063
Cost of revenues	3,102,678	2,618,710	13,224,504	10,136,776

Gross profit	8,963,685	10,532,905	42,032,519	38,172,287

Operating expenses:
Research and development expenses	2,573,202	2,532,379	10,608,668	10,987,477
Selling, general and administrative expenses	9,848,900	9,627,487	42,422,133	39,752,513

Total operating expenses	12,422,102	12,159,866	53,030,801	50,739,990

Loss from operations	(3,458,417)	(1,626,961)	(10,998,282)	(12,567,703)

Other income	201,938	61,580	773,778	1,314,637

Net loss before income tax benefit	(3,256,479)	(1,565,381)	(10,224,504)	(11,253,066)
Income tax benefit	57,252	—	57,252	—

Net loss available to common stockholders	$(3,199,227)	$(1,565,381)	$(10,167,252)	$(11,253,066)

Basic and diluted loss per share	$(0.22)	$(0.11)	$(0.72)	$(0.84)

Weighted average shares outstanding:
Basic and diluted	14,220,321	14,131,013	14,191,000	13,381,715

ATRICURE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31, 2008	December 31, 2007
Assets

Current assets:
Cash and cash equivalents	$11,448,451	$13,000,652
Short-term investments	—	7,006,041
Accounts receivable	6,511,594	7,189,512
Inventories	6,361,242	5,266,155
Other current assets	1,781,825	1,400,163

Total current assets	26,103,112	33,862,523

Property and equipment, net	3,682,819	4,466,060

Intangible assets	569,153	850,653

Goodwill	6,812,389	6,763,259

Restricted cash and cash equivalents	6,000,000	—

Other assets	201,359	129,001

Total assets	$43,368,832	$46,071,496

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$8,072,596	$8,413,656
Current maturities of debt and capital lease obligations	34,004	825,146

Total current liabilities	8,106,600	9,238,802

Long-term debt and capital lease obligations	6,036,605	282,475

Other liabilities	106,470	313,717

Total liabilities	14,249,675	9,834,994

Stockholders' equity:
Common stock	14,275	14,132
Additional paid-in capital	106,636,653	103,524,814
Other comprehensive (loss) income	(56,789)	5,286
Accumulated deficit	(77,474,982)	(67,307,730)

Total stockholders' equity	29,119,157	36,236,502

Total liabilities and stockholders' equity	$43,368,832	$46,071,496

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Twelve Months Ended December 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(10,167,252)	$(11,253,066)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,400,704	2,030,737
Amortization of intangible assets	281,500	242,125
Amortization of deferred financing costs	113,678	48,924
Loss on disposal of equipment	151,518	91,396
(Benefit from) provision for losses in accounts receivable	20,440	(132,308)
Share-based compensation expense	2,671,003	1,892,217
Changes in assets and liabilities, excluding effects of acquired business:
Accounts receivable	609,337	(561,132)
Inventories	(1,149,231)	(1,380,956)
Other current assets	(342,710)	(204,052)
Accounts payable and accrued liabilities	(148,413)	851,218
Other non-current assets and liabilities	(150,514)	259,269

Net cash used in operating activities	(5,709,940)	(8,115,628)

Cash flows from investing activities:
Purchases of property & equipment	(1,747,590)	(3,044,546)
Purchases of available-for-sale securities	(1,900,756)	(8,208,668)
Maturities of available-for-sale securities	8,894,670	5,808,000
Change in restricted cash	(6,000,000)	—
Cash paid for acquisition	(417,292)	(3,341,349)

Net cash used in investing activities	(1,170,968)	(8,786,563)

Cash flows from financing activities:
Payments on debt and capital leases	(721,917)	(393,675)
Proceeds from borrowings of debt	6,000,000	—
Payment of debt fees and premium on retirement of debt	(340,932)	—
Proceeds from stock option exercises	239,873	174,942
Proceeds from issuance of common stock under employee stock purchase plan	103,640	—
Net proceeds from sale of stock	—	15,246,941

Net cash provided by financing activities	5,280,664	15,028,208

Effect of exchange rate changes on cash	48,043	(15,748)

Net decrease in cash and cash equivalents	(1,552,201)	(1,889,731)
Cash and cash equivalents - beginning of period	13,000,652	14,890,383

Cash and cash equivalents - end of period	$11,448,451	$13,000,652

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